Exhibit 10.8

TATTOOED CHEF, INC.

STOCK OPTION GRANT NOTICE
(2020 INCENTIVE AWARD PLAN)

TATTOOED CHEF, INC., a Delaware corporation (the “Company”), pursuant to its 2020 Incentive Award Plan, as may be amended from time to time (the “Plan”), hereby grants to Optionholder an option to purchase the number of Common Shares set forth below. This option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice (including the vesting schedule set forth on Exhibit A hereto, collectively, this “Grant Notice”) , in the corresponding Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the corresponding Option Agreement will have the same definitions as in the Plan or the corresponding Option Agreement. If there is any conflict between the terms in this Grant Notice, the corresponding Option Agreement, the Plan and the Notice of Exercise, then such conflict or inconsistency shall be resolved by giving such documents precedence in the following order: this Grant Notice, the corresponding Option Agreement, the Plan and then the Notice of Exercise.

Optionholder:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (Per Common Share):

Total Exercise Price:

Expiration Date:

Type of Grant:	☐ Incentive Stock Option ☐ Nonqualified Stock Option

Vesting Schedule:	This award shall vest pursuant to the schedule set forth in Exhibit A, which is attached hereto and incorporated herein in its entirety.

Payment:	By one or a combination of the following methods (described in the corresponding Option Agreement) as indicated by a checkmark opposite the applicable method below:

☐ By cash, check, bank draft or money order payable to the Company

☐ Pursuant to a Regulation T Program if the shares are publicly traded

☐ By delivery of already-owned shares if the shares are publicly traded

Additional Terms/Acknowledgements:	Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the corresponding Option Agreement, the Plan and the Notice of Exercise. Optionholder acknowledges and agrees that this Grant Notice, the corresponding Option Agreement and the Notice of Exercise may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the corresponding Option Agreement, the Plan and the Notice of Exercise set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of the following agreements only.

OTHER AGREEMENTS:

By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

TATTOOED CHEF, INC.		OPTIONHOLDER:

By:

	Salvatore Galletti	[Name]

	Title: Chief Executive Officer	Date:

ATTACHMENTS: Option Agreement, 2020 Incentive Award Plan, Notice of Exercise

EXHIBIT A

VESTING SCHEDULE

The options shall vest annually over a period of three years in three equal tranches on each annual anniversary of the Date of Grant, such that (i) one-third of the applicable options shall vest on the first anniversary of the Date of Grant, (ii) another one-third of the applicable options shall vest on the second anniversary of the Date of Grant, and (iii) the final one-third of the applicable options shall vest on the third anniversary of the Date of Grant, in all cases subject to the terms and conditions of the corresponding Option Agreement.

EXHIBIT A

ATTACHMENT I

OPTION AGREEMENT

[See attached.]

ATTACHMENT I

TATTOOED CHEF, INC.

2020 INCENTIVE AWARD PLAN

OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (including the vesting schedule attached thereto as Exhibit A, collectively, the “Grant Notice”) and this Option Agreement (this “Option Agreement”), Tattooed Chef, Inc., a Delaware corporation (the “Company”) has granted you an option under its 2020 Incentive Award Plan (the “Plan”) to purchase the number of Common Shares indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in the Grant Notice, this Option Agreement, the Plan and the Notice of Exercise, then such conflict shall be resolved by giving such documents precedence in the following order: the Grant Notice, this Option Agreement, the Plan and then the Notice of Exercise. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1. VESTING; NO STOCKHOLDER RIGHTS. Your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service with the Company except as may be provided otherwise in the vesting schedule in Exhibit A to your Grant Notice or in an employment or other agreement between you and the Company. You will not be deemed to be the holder of the Common Shares, or have any of the rights of a stockholder, with respect to your option unless and until the option vests and you exercise the option in accordance with this Option Agreement and the Company has issued and delivered Common Shares to you and your name shall have been entered as a stockholder of record on the books of the Company. As used in this Agreement, “Continuous Service” means that your service with the Company or an Affiliate, whether as an employee, consultant or director, is not interrupted or terminated. Your Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which you render service to the Company or an Affiliate as an employee, consultant or director or a change in the entity for which you render such service, provided that there is no interruption or termination of your Continuous Service; provided further that if this Option Agreement (and the corresponding Award) is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an employee of the Company to a director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service will be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs you, shall be deemed to result in a termination of Continuous Service for purposes of this Option Agreement, and such decision shall be final, conclusive and binding.

ATTACHMENT I

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of Common Shares subject to your option and your exercise price per share are set forth in your Grant Notice and will be adjusted in the event of changes in capital structure and similar events as provided in Section 11 of the Plan.

3. METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner expressly indicated as a permitted method of exercise on your Grant Notice, which may include one or more of the following:

(a) Provided that at the time of exercise the Common Shares are publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “cashless exercise”, “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b) Provided that at the time of exercise the Common Shares are publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned Common Shares that are owned free and clear of any liens, claims, vesting conditions, transfer restrictions, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such Common Shares in a form approved by the Company. You may not exercise your option by delivery to the Company of Common Shares if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

4. WHOLE SHARES. You may exercise your option only for whole Common Shares.

5. SECURITIES LAW COMPLIANCE. In no event may you exercise your option unless the Common Shares issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6. TERM. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. Except as may be provided otherwise in the vesting schedule in Exhibit A to your Grant Notice or in an employment or other agreement between you and the Company, the term of your option expires (subject to the provisions of Section 6(c) of the Plan if your Option is an Incentive Stock Option and you, on the Date of Grant, own shares representing more than 10% of the combined voting power of the Company) upon the earliest of the following:

(a) immediately upon the termination of your service with the Company for Cause;

ATTACHMENT I

(b) three months after the termination of your service with the Company for any reason other than Cause, your Disability (as defined below) or your death (except as otherwise provided in Section 6(d) below); provided, however, that if during any part of such three month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months after the termination of your service with the Company;;

(c) 12 months after the termination of your service with the Company due to your Disability (except as otherwise provided in Section 6(d) below). For purposes of this Option Agreement, “Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances;

(d) 12 months after your death if you die either during your service with the Company or within three months after your service with the Company terminates for any reason other than Cause;

(e) the Expiration Date indicated in your Grant Notice; or

(f) the day before the 10th anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a consultant or director after your employment terminates or if you otherwise exercise your option more than three months after the date your employment with the Company or an Affiliate terminates.

7. EXERCISE.

(a) You may exercise the vested portion of your option during its term by (i) delivering a Notice of Exercise (in the form attached to the Grant Notice or such other form as may be designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

ATTACHMENT I

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you and you hereby agree to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, or (ii) the disposition of Common Shares acquired upon such exercise.

(c) If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within 15 days after the date of any disposition of any of the shares of the Common Shares issued upon exercise of your option that occurs within two years after the Date of Grant or within one year after such Common Shares are transferred upon exercise of your option.

8. TRANSFERABILITY. Except as otherwise provided in this Section 8, your option is not assignable or transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Without limiting the generality of the foregoing, your option may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of your option or any attempt to make any such levy of execution, attachment or other process will cause your option to terminate immediately, unless the Chief Financial Officer of the Company, with advice from counsel, specifically waives applicability of this provision.

(a) Certain Trusts. Upon receiving written permission from the Chief Financial Officer of the Company, with advice from counsel, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b) Domestic Relations Orders. Upon receiving written permission from the Chief Financial Officer of the Company, with advice from counsel, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If this option is an Incentive Stock Option, this option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c) Beneficiary Designation. Upon receiving written permission from the Chief Financial Officer of the Company, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option within the 12 months following the date of your death (or such shorter exercise period as may be required by Section 6 above) and receive the Common Shares or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Shares or other consideration resulting from such exercise.

ATTACHMENT I

9. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a member of the Company’s Board or a consultant for the Company or an Affiliate. The Company and its Affiliates hereby reserve its rights to discharge and terminate your services at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between you and the Company or an Affiliate.

10. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b) If you fail to make the adequate provisions contemplated by Section 10(a) above, then subject to compliance with any applicable legal conditions or restrictions, the Company shall have the option in its discretion (but not the obligation) to withhold from fully vested Common Shares otherwise issuable to you upon the exercise of your option a number of whole Common Shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the amount of tax required to be withheld by law (or, at the Company’s option, such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes).

(c) The Company assumes no responsibility for individual income taxes, penalties or interest related to grant or exercise of any option. Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or exercise of any option. You should consult with your personal tax advisor regarding the tax ramifications, if any, which result from receipt of the option, the subsequent issuance, if any, of Common Shares on exercise of the option, and subsequent disposition of any such Common Shares. You acknowledge that the Company may be required to withhold federal, state and/or local taxes in connection with the exercise of the option. You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such Common Shares unless such obligations are satisfied.

ATTACHMENT I

11. SECTION 409A; TAX CONSEQUENCES. It is the Company’s intent that this option be exempt from Section 409A of the Code to the extent applicable, and that this Option Agreement be administered accordingly. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its officers, directors, employees or Affiliates, related to tax liabilities arising from your option or your other compensation. You understand that you may suffer adverse tax consequences as a result of the grant, vesting or exercise of your options or with the purchase or disposition of any Common Shares subject to the Option.

12. NOTICES. Any notices provided for in your option or the Plan will be given in writing and will be deemed effectively given upon receipt. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. AGREEMENT SUMMARIES. If the Company provides you (or anyone acting on your behalf) with summary or other information concerning, including or otherwise relating to your rights or benefits under this Option Agreement (including, without limitation, the option and any exercise thereof), such summary or other information shall in all cases be qualified in its entirety by the Grant Notice, this Option Agreement, the Plan and the Notice of Exercise and, unless it explicitly states otherwise and is signed by an officer of the Company, shall not constitute an amendment or other modification hereto.

14. ACKNOWLEDGEMENTS. You understand, acknowledge, agree and hereby stipulate that: (1) you are executing this Option Agreement voluntarily and without any duress or undue influence by the Company or anyone else; (2) the option is intended to be consideration in exchange for the promises and covenants set forth in this Option Agreement; (3) you have carefully read, considered and understand all of the provisions of this Option Agreement and the Company’s policies reflected in this Option Agreement; (4) you have asked any questions needed for you to understand the terms, consequences and binding effect of this Option Agreement and you fully understand them; (5) you were provided an opportunity to seek the advice of an attorney and/or a tax professional of your choice before accepting this option; (6) the obligations and restrictions set forth in this Option Agreement are fair and reasonable and (7) your participation in the Plan confers no rights or interests other than as herein provided.

ATTACHMENT I

ATTACHMENT II

2020 INCENTIVE AWARD PLAN

[see attached]

ATTACHMENT II

ATTACHMENT III

FORM OF NOTICE OF EXERCISE

[see attached]

ATTACHMENT III

TATTOOED CHEF, INC.

NOTICE OF EXERCISE

Tattooed Chef, Inc.
6305 Alondra Blvd.
Paramount, CA 90723

Date of Exercise: _____________, 20__

[Option Holder]

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive	Nonstatutory
Stock option dated:
Number of shares as to which option is exercised:
Shares to be issued in name of:
Total exercise price:
Cash payment delivered herewith:

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2020 Incentive Award Plan (the “Plan”), (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the Common Shares issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such Common Shares are issued upon exercise of this option.

Very truly yours.

Address:

ATTACHMENT III